ADOLPH COORS COMPANY
                      COORS STOCK UNIT PLAN

                      Amended and Restated
                    Effective August 14, 1997

                            Section 1
                          Introduction

1.1  Establishment.  Adolph Coors Company, a Colorado corporation
(as defined in subsection 2.1(e), the "Company"), established the Adolph Coors Company Coors Stock Unit Plan (the "Plan") effective
March 28, 1995, for certain employees of the Company and its Affiliated Corporations (as defined in subsection 2.1(a)). The
Plan permits the grant of Coors Stock Units (as defined in subsection 2.1(f)) to certain employees of the Company and its Affiliated Corporations. Section 12 of the Plan provides that the Company, by action of the Board, may amend the Plan from time to time. The Plan is hereby amended and restated, effective August
14, 1997, as set forth herein. The provisions of the Plan, as so amended and restated, shall be effective with respect to Coors
Stock Units granted on and after August 14, 1997. Coors Stock
Units granted prior to August 14, 1997 shall remain subject to the provisions of the Plan prior to its amendment and restatement herein.

1.2 Purposes. The purposes of the Plan are to reward the employees selected for participation in the Plan for exemplary performance and to create in such employees a more direct interest in the future success of the operations of the Company.

                            Section 2
                           Definitions

2.1 Definitions. The following terms shall have the meanings set forth below:

(a) "Affiliated Corporation" means any corporation which is affiliated with Adolph Coors Company through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) of the Internal Revenue Code.
(b) "Award" means certain bonus compensation amounts granted to eligible employees under compensation award programs of the Company, including, but not limited to, the Company's Spot Award Program and Productivity Award Program.
(c)  "Board" means the Board of Directors of the Company.
(d) "Committee" means a committee consisting of members who are empowered hereunder to take actions in the administration of the Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.
(e) "Company" means Adolph Coors Company, a Colorado corporation, or any company which is a successor thereto as a result of merger, consolidation, liquidation or other reorganization.
(f) "Coors Stock Unit" means a measurement component equal to the "Fair Market Value" of a share of the Company's Class B common stock (non-voting), no par ("Class B Common Stock"). For this purpose, "Fair Market Value" shall be based upon the average of the highest and lowest prices of the Class B Common Stock as reported on the National Association of Securities Dealers
Automated Quotation system ("NASDAQ") on a particular date. If there are no transactions in Class B Common Stock on such date, the "fair market value" shall be determined as of the immediately preceding day on which there were stock transactions. If the price of the Class B Common Stock is not reported on NASDAQ, the fair market value of the Class B Common Stock on the particular date shall be determined by the Committee using a reference comparable to the NASDAQ system.
(g) "Effective Date" means the original effective date of the Plan, March 28, 1995.
(h) "Eligible Employees" means those employees of the Company and its Affiliated Corporations who are eligible to receive
Awards and who are designated by the Committee as Eligible
Employees under this Plan.
(i)  "Internal Revenue Code" means the Internal Revenue Code of
1986, as it may be amended from time to time.
(j) "Participant" means an Eligible Employee who has elected, pursuant to Section 5, to defer receipt of his or her Award and to have the amount so deferred converted into Coors Stock Units.
(k) "Termination Date" means the date of a Participant's severance from employment with the Company and all Affiliated Corporations for any reason, including but not limited to, death, "Disability," "Retirement," resignation, voluntary or involuntarily termination or otherwise. For purposes of this Plan, "Retirement" shall mean termination of employment in accordance with the Company's retirement policy, and "Disability" shall mean termination of employment as a result of disability as defined in the Company's Long Term Disability Plan.

2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                            Section 3
                       Plan Administration

3.1  Committee.  The Plan shall be administered by the Committee.
No member of the Committee while serving as such shall be eligible for participation in the Plan, and no person who is at the time a Participant in the Plan shall be eligible to serve on the Committee.

3.2 Powers. The Committee shall have exclusive and final authority to interpret the Plan consistent with the intent of the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to delegate such responsibilities or duties as are allowable under the Plan or by law and as it deems desirable, and to make all other determinations necessary or advisable for the administration of the Plan. A majority of the members of the Committee shall constitute a quorum and all determinations of the Committee will be made by a majority of a quorum. Any determination by the Committee under the Plan may be without notice of and without convening a meeting if evidenced by one or more writings signed by a majority of all of the Committee members. The Committee may act by telephonic meetings in which all of its members participate with or without prior notice, or in which a quorum participates after not less than twenty-four
(24) hours' notice in person, by telephonic, electronic or written means. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

                            Section 4
                    Participation in the Plan

The Committee shall establish the criteria for participation of Eligible Employees in the Plan. An Eligible Employee shall become a Participant in the Plan upon designation as an Eligible
Employee and upon an election, by the Eligible Employee pursuant to Section 5, to acquire Coors Stock Units in accordance with Section 5.

                            Section 5
                Acquisition of Coors Stock Units

5.1 Election to Acquire Coors Stock Units. Each Eligible Employee may make an election, pursuant to such procedures and at such times as may be prescribed by the Committee, to receive Coors Stock Units instead of any specified Award otherwise payable to the Eligible Employee. Coors Stock Units acquired pursuant to this Section shall be valued, for purposes of determining the number of Coors Stock Units to be issued with respect to the dollar amount of Award elected to be used for such purpose, based upon the Fair Market Value of the Class B Common Stock as of the date on which the Award would otherwise be payable to such Eligible Employee. Only whole Coors Stock Units shall be granted hereunder and any remaining portion of a designated Award shall be paid to a Participant in cash. The grant of Coors Stock Units and the payment of cash in accordance with this Section 5.1 shall be subject to withholding of applicable federal, state and local income and employment taxes.

5.2 Establishment of Individual Coors Stock Unit Accounts. The Company shall establish, or shall cause to be established, individual accounts ("Coors Stock Unit Accounts") for each Participant who elects to receive Coors Stock Units which will be unsecured and unfunded and will be maintained for each acquisition of Coors Stock Units by a Participant under the Plan. The Account for each Participant shall reflect the number of Coors Stock Units acquired and held by such Participant and the dividends paid by the Company on shares of Class B Common Stock with respect to dividend record dates that occur on and after the date as of which such Coors Stock Units are granted to the Participant. While any Coors Stock Units are outstanding, and at payment, if any, Participants will receive annual and final statements showing the number of Coors Stock Units allocated to their Account in the Plan, the value of dividend equivalents allocated to their Account and the total value of the Account.

                            Section 6
                    Payments to Participants

6.1 Participant Election to Receive Payment. At any time following the expiration of one year from the date of the issuance of a Coors Stock Unit, a Participant may elect to receive payment for the value of such Coors Stock Units and the dollar amount of dividend equivalents that have been allocated to the Participant's Coors Stock Unit Account. The Participant shall elect to receive payment by submitting a written election, in a form prescribed by the Committee, to the Committee or to such person as may be specified by the Committee. The payment with respect to a Participant's Coors Stock Units shall be based on the Fair Market Value of the equivalent number of shares of Class B Common Stock on the date that the Participant's election is received by the Committee or its designee. Payments to Participants under this Section should be made by Company check, subject to any applicable withholding of federal, state or local income or other taxes, within twenty (20) business days following the receipt by the Committee of the Participant's election to receive payment with respect to his or her Coors Stock Units.

6.2 Payment Following Termination Date. Except as otherwise provided in this Section, a Participant in the Plan shall receive payment, following the Participant's Termination Date, for all of his or her Coors Stock Units and the dividend equivalents credited to the Participant's Coors Stock Unit Account as of the Participant's Termination Date. The Participant shall be entitled to the payment of an amount equal to the Fair Market Value of the equivalent amount of Class B Common Stock and the value of the accumulated dividend equivalents allocated to the Participant's
Coors Stock Unit Account as of the Termination Date. Payment shall be made to the Participant in a cash lump sum, subject to applicable withholding of income tax and other amounts, within twenty (20) business days following the Participant's Termination Date.

6.3 Death of a Participant. If a Participant dies before receiving payment of all amounts payable to the Participant hereunder, any amounts remaining shall be paid to the personal representative of the Participant's estate.

6.4 Issuance of Class B Common Stock in Lieu of Cash Payments. If a Participant has 100 or more Coors Stock Units allocated to his or her Coors Stock Unit Account, the Participant (or his or her estate) may elect to receive payment for the value of such Coors Stock Units through the issuance of an equivalent number of shares of Class B Common Stock. Elections to receive shares of Class B Common Stock in lieu of cash payments shall be made in accordance with such procedures as may be required from time to time by the Committee. Payments to a Participant (or his or her estate) with respect to dividend equivalents that have been allocated to the Participant's Coors Stock Unit Account shall be made in cash in all cases.

                            Section 7
      Recapitalizations or Other Changes in the Outstanding
                      Stock of  the Company

The number of Coors Stock Units authorized, issued and outstanding under the Plan will be adjusted to reflect any stock dividends, stock-splits or other capital restructuring of the Company after the date of grant of a particular Coors Stock Unit in a manner directly corresponding to adjustments in the number and kind of outstanding shares of stock of the Company. The Committee shall make such adjustments to outstanding Coors Stock Units as shall be necessary, in its sole discretion, to equitably reflect the effect of the change in the capital structure of the Company upon the outstanding Coors Stock Units under this Plan. Adjustments under this Section 7 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

                            Section 8
           Adoption of Plan by Affiliated Corporations

8.1 Adoption of Plan. Any corporation, whether or not presently existing, which is or shall become an Affiliated Corporation may become a party to the Plan, with the consent of the Company, by adopting the Plan for its Eligible Employees. Such Affiliated Corporation shall deliver to the Company a certified copy of the resolutions or other documents evidencing its adoption of the Plan.

8.2 Agency of the Company. By becoming a party to the Plan, each Affiliated Corporation constitutes the Company as its agent with authority to act for it in all transactions in which the Company believes such agency will facilitate the administration of the Plan and with authority to amend and terminate the Plan.

8.3 Disaffiliation and Withdrawal from Plan. Any Affiliated Corporation that has adopted the Plan and that thereafter ceases for any reason to be an Affiliated Corporation shall forthwith cease to be a party to the Plan. Any Affiliated Corporation may, by resolution of its board of directors and written notice thereof to the Company provide from and after the end of any Plan Year for the discontinuance of Plan participation by such corporation and its Eligible Employees.

8.4 Effect of Disaffiliation or Withdrawal. If at the time of disaffiliation or withdrawal the disaffiliating or withdrawing corporation shall by resolution of its board of directors determine to adopt a substantially identical Plan, then, as to Employees of such corporation, no Plan termination shall be held to have occurred and the new Plan shall, as to such Employees, be deemed a continuation of this Plan.

8.5 Distribution Upon Disaffiliation or Withdrawal. In the event of disaffiliation or withdrawal, if the provisions of
Section 8.4 are not followed, the Plan shall terminate as to such Affiliated Corporation and the provisions of Section 12 shall apply.

                            Section 9
                       Rights of Employees

Nothing contained in the Plan or in any Coors Stock Unit granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment shall be determined by the Committee at the time.

                           Section 10
                      General Restrictions

10.1 Investment Representations. The Company may require any person to whom a Coors Stock Unit is granted, as a condition of receiving such Coors Stock Unit, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Coors Stock Unit for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws.

10.2 Changes in Accounting Rules. Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Coors Stock Units shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify, as necessary, any then outstanding Coors Stock Units.

                           Section 11
                     Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the receipt of a Coors Stock Unit or cash payments for such Coors Stock Units shall not constitute "earnings" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.


                           Section 12
          Plan Amendment, Modification and Termination

The Board may at any time terminate, and from time to time may amend or modify the Plan. Upon termination of the Plan, no further Coors Stock Units shall be issued, but the provisions of the Plan shall remain applicable to all Coors Stock Units then outstanding at the time of Plan termination. No amendment, modification or termination of the Plan shall in any manner adversely affect any Coors Stock Units theretofore granted under the Plan, without the consent of the Participant holding such Coors Stock Units.

                           Section 13
                             Setoff

All or part of any amount otherwise due and payable to a Participant under the Plan may be setoff or applied by the Company against any liability or reimbursement then due and payable by the Participant to the Company or any Affiliated Corporation.

                           Section 14
                          Plan Funding

Obligations to Participants under the Plan will not be funded, trusteed, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company or any Affiliated Corporation, shall have no interest or right as a shareholder in the Company or any Affiliated Corporation and shall be only general creditors of the Company.

                           Section 15
                   Non-Assignability of Rights

Except as provided in the Plan, no grant, right, benefit or account of a Participant under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits except as expressly provided herein. If any Participant should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or the Participant's spouse, children, or other dependents, or any of them in such manner and in such proportions as the Committee shall deem proper. The Company, the Affiliated Corporations and the Committee shall have no liability or obligation to any Participant or Participant's representative on account of any variation in the Fair Market Value of the Class
B Common Stock or the value of a Participant's Coors Stock Unit Account.

                           Section 16
                        Withholding Taxes

The Company shall have the right to deduct from all amounts payable to a Participant, including the issuance of shares of Class B Common Stock in accordance with the provisions of Section
6.4, any taxes or other impositions required by law to be withheld upon such payment.

                           Section 17
                       Requirements of Law

17.1 Requirements of Law. The issuance of Coors Stock Units and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

17.2 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

                           Section 18
                      Duration of the Plan

The Plan shall terminate at such time as may be determined by the Board of Directors, and no Coors Stock Units shall be granted after such termination. Coors Stock Units outstanding at the time of the Plan termination shall continue to be paid in accordance with their terms.

Dated:  __________________

        ADOLPH COORS COMPANY
ATTEST:

___________________________
By:_________________________________
                        TABLE OF CONTENTS
                                                                   Page
Section 1 - Introduction                                             1
    1.1  Establishment                                               1
    1.2  Purposes                                                    1
Section 2 - Definitions                                              1
    2.1  Definitions                                                 1
    2.2  Gender and Number                                           2
Section 3 - Plan Administration                                      3
    3.1  Committee                                                   3
    3.2  Powers                                                      3
Section 4 - Participation in the Plan                                3
Section 5 - Acquisition of Coors Stock Units                         3
    5.1  Election to Acquire Coors Stock Units                       3
    5.2  Establishment of Individual Coors Stock Unit Accounts       4
Section 6 - Payments to Participants                                 4
    6.1  Participant Election to Receive Payment                     4
    6.2  Payment Following Termination Date                          4
    6.3  Death of a Participant                                      5
    6.4  Issuance of Class B Common Stock in Lieu of Cash Payments   5
Section 7 - Recapitalizations or Other Changes in the Outstanding
            Stock of the Company                                     5
Section 8 - Adoption of Plan by Affiliated Corporations              5
    8.1  Adoption of Plan                                            5
    8.2  Agency of the Company                                       5
    8.3  Disaffiliation and Withdrawal from Plan                     6
    8.4  Effect of Disaffiliation or Withdrawal                      6
    8.5  Distribution Upon Disaffiliation or Withdrawal              6
Section 9 - Rights of Employees                                      6
Section 10 - General Restrictions                                    6
    10.1  Investment Representations                                 6
    10.2  Changes in Accounting Rules                                6
Section 11 - Other Employee Benefits                                 7
Section 12 - Plan Amendment, Modification and Termination            7
Section 13 - Setoff                                                  7
Section 14 - Plan Funding                                            7
Section 15 - Non-Assignability of Rights                             8
Section 16 - Withholding Taxes                                       8
Section 17 - Requirements of Law                                     8
    17.1  Requirements of Law                                        8
    17.2  Governing Law                                              8
Section 18 - Duration of the Plan                                    9